Exhibit 10.2 ---Severance Agreement

EXHIBIT A

CHIEF EXECUTIVE SEPARATION AND SEVERANCE AGREEMENT

THIS SEPARATION AND SEVERANCE AGREEMENT (the "Severance Agreement") is made a part of that Employment Agreement (the "Employment Agreement"), entered into and effective as of the 1st day of July, 2006, by and between KENT P. WATTS, an individual resident of the State of Texas ("Executive"), and HYPERDYNAMICS CORPORATION, a Delaware corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive and to provide for severance benefits under the terms and conditions set forth herein; and

WHEREAS, this Severance Agreement constitutes part of the Employment Agreement and is incorporated therein by reference and fully set forth therein.

COVENANTS

NOW, THEREFORE, in consideration of the premises, mutual promises contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Certain Definitions. The following terms shall have the meanings set forth herein.

(a)
"Administrator" shall mean the Company. The Company shall also be the "named fiduciary" hereunder. The Company shall have the authority to designate one or more of its officers, employees or directors to act on its behalf in administering this Severance Agreement.

(b)
"Base Salary" shall mean Executive's regular pay at the time of termination. Base Salary shall not include bonus or incentive plans, overtime pay, relocation allowances or the value of any other benefits for which Executive may be eligible.

(c)
"Good Reason" shall mean, without the express written consent of Executive, the occurrence of any of the following events unless such events are fully corrected within 30 days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

(i) a material breach by the Company of any provision of this Agreement, including, but not limited to, the assignment to Executive of any duties inconsistent with Executive's position in the Company or a material adverse alteration in the nature or status of Executive's responsibilities;

(ii) the Company's requiring the Executive to be based anywhere other than the metropolitan area where he currently works and resides; and

(iii) the occurrence of a "Change in Control" as defined below.

For purposes of this Agreement a "Change in Control" shall mean an event as a result of which: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company; (ii) the Company consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any corporation consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (i) voting stock of the surviving or transferee corporation or (ii) cash, securities (whether or not including voting stock) or other property, and (B) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 50% of the voting power of the voting stock of the surviving corporation immediately after such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation, provided, however, that a Change in Control shall not include any going private or leveraged buy-out transaction which is sponsored by Executive or in which Executive acquires an equity interest materially in excess of his equity interest in the Company immediately prior to such transaction (each of the events described in (i), (ii), (iii) or (iv) above, except as provided otherwise by the preceding clause being referred to herein as a "Change in Control"). In the event of a sale of the assets or stock of the Company, the Executive shall have the option of electing to terminate his employment due to a Change in Control and receive such severance benefits or electing to remain employed under the terms of this Agreement, but not both. Executive's right to terminate his employment for Good Cause due to any "Change in Control" must be exercised within sixty (60) days after receiving written notice or his receiving actual knowledge of such Good Cause.

(d)	Cause shall mean:

(i) fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its affiliates;

(ii) substantial and willful failure to perform specific and lawful directives of the Board;

(iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; or

(iv) conviction of or plea of guilty or nolo contendere to a felony;

(v) a material breach of the terms and conditions of this Agreement: provided, however, that with regard to subparagraphs (ii) and (v) above, Executive may not be terminated for Cause unless and until the Board has given him reasonable written notice of its intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, a reasonable opportunity to cure such breach; and provided further, however, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered "willful" if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.

(e)     Disability shall mean that as a result of Executive's incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and Executive), Executive shall have been absent from the full-time performance of his duties with the Company for 120 consecutive days during any twelve (12) month period or if a physician acceptable to the Company and Executive advises the Company that it is likely that Executive will be unable to return to the full-time performance of his duties for 120 consecutive days during the succeeding twelve (12) month period.

2.     Responsibility for Benefits. The Company will pay the entire cost of all benefits provided under this Severance Agreement, solely from its general assets. The benefits made available by this Severance Agreement are "unfunded," and Executive is not required or permitted to make any contribution with respect to this Severance Agreement.

3.     Payment of Benefits. In the event Executive's employment is terminated (a) by the Company other than for Cause, Disability or Death or (b) by Executive for Good Reason (as defined herein), Executive shall receive the following severance benefits upon his satisfaction of the condition in paragraph 4 hereof:

(iii)
his Base Salary during the period commencing on the effective date of such termination and ending two (2) years later (the "Salary Continuation Period"), as if Executive were still employed during the Salary Continuation Period; and

(iv)	during the Salary Continuation Period

(A)   Medical Insurance. Upon termination from employment, the Executive and his spouse and dependents shall be entitled to continue to be covered by the Company's group medical, health and accident insurance plan (the “Then Current Company Benefit Plan”) to the extent such coverage is available to non-employees under the Then Current Company Benefit Plan and the Company shall pay all premiums therefore, and if such coverage under the Current Company Benefit Plan is not available to non-employees, then the Executive shall on his own seek to obtain COBRA coverage to the extent available and pay the COBRA premiums himself for the longest possible COBRA benefit coverage for himself, his spouse and his children under age 25. Upon the expiration of COBRA coverage or its non-availability for the Executive, his spouse and children under the age of 25, the Executive shall on his own obtain individual medical benefit plans for himself, his spouse and children under age 25. However, at any time after termination from employment, or, during employment at the time the Company expresses a desire to terminate the Executive, the Executive may seek to obtain individual benefit plans for himself, his spouse and children under age 25 (e.g. an early termination of, or not applying for coverage under COBRA; or, action taken by the Executive to do same if the Company expresses its desire to terminate the Executive. In circumstances where the Executive, his spouse and his children under age 25 are not covered under the then Current Company Benefit Plan, then the Company shall reimburse the Executive for his actual out of pocket premium cost for the COBRA benefit or the individual benefit plans for himself, his spouse and his children under age 25, up to an aggregate amount not to exceed $20,000 per 12 month period (the “Non-Company Benefit Plan Premium Reimbursement”). IT IS THE EXECUTIVE’S OBLIGATION TO OBTAIN THE COBRA COVERAGE AND THE INDIVIDUAL BENEFIT PLAN COVERAGE, NOT THE COMPANY’S. The Company’s obligations under the Non-Company Benefit Plan Premium Reimbursement shall cease as follows:

(x)     For the Executive, at such time as he reaches age 66, or is deceased, or is covered under another employer’s group medical plan as an employee or a family member.

(y)     For the spouse (from time to time) of the Executive, at such time as she is age 66, or is deceased, or stops being the spouse of the Executive, or is covered under another employer’s group medical plan as an employee or a family member.

(z)     For the children (natural or adopted) of the Executive, at such time as each reaches age 25, or is deceased, or is covered under another employer’s group medical plan as an employee or a family member.

(B)   Non-Company Benefit Plan Premium Reimbursement Procedure. The Executive shall, within 10 days of receiving a premium payment notice or other indicia of an invoice for the premium, notify the Company in writing (the “Notice of Premium”) of the exact amount of the premium along with a copy of the premium notice from the insurance carrier. Upon the Company’s receipt of the Notice of Premium, the Company shall, within 10 days thereafter send the noticed premium amount to the Executive (and not to the insurance carrier) via regular first class mail at the address provided by the Executive in the Notice of Premium. The Executive may select the premium mode (e.g., annual, quarterly monthly premium billing, etc.) and the Executive may arrange for up to two medical insurance policies each for himself, his spouse and his children under age 25.

(C)    The risk of insurability is borne by the Executive, his spouse and his children under age 25. The risk oaf insurance company failure is borne by the Executive, his spouse and his children under age 25. The risk of premium increases (beyond an aggregate of $20,000 per 12 month period) is borne by the Executive, his spouse and his children under age 25

(D)    The Non-Company Benefit Plan Premium Reimbursement (i.e., an aggregate of $20,000 per 12 month period) shall be indexed so as to have a five percent increase per year beginning on the first anniversary of the Executive’s termination.

4.     Conditions to Receipt of Benefits. Upon the occurrence of an event described in Section 3 above, Executive will be eligible for severance benefits to begin immediately.

5.     Termination Events Not Covered. Notwithstanding anything to the contrary contained herein, the Company shall not pay Executive severance benefits under this Severance Agreement if:

(a)     Executive terminates his employment with Company for a reason other than Good Reason as defined herein; or

(b)     Executive revokes his agreement to release the Company from any and all claims related to his employment pursuant to the Settlement Agreement and Release executed.

6.     How Severance Benefits Are Paid. The Company will pay severance benefits in installments through the Company's regular payroll procedure according to Executive's pay schedule at the time of termination of employment; provided however, the Administrator shall have the discretion to cause the Company to pay all severance benefits in a lump sum payment. Executive's severance benefits shall be subject to mandatory withholding, including federal, state and local income taxes, as well as FICA and withholding for applicable insurance premiums.

7.     Benefit Claims and Appeal Procedures. Executive has the right to make a written claim for benefits under this Severance Agreement. If all or part of Executive's claim for benefits is denied, or if there is a dispute regarding Executive's rights under this Severance Agreement, the Administrator will notify Executive in writing of the reasons for the denial of Executive's claim. The notice will refer to the appropriate provision of this Severance Agreement on which the denial or decision is based. The notice will also describe how claims are reviewed and outline the steps for an appeal. Usually, the Administrator will give Executive written notice of its decision within five (5) days of receipt of the claim. If Executive disagrees with the Administrator's decision, Executive may appeal and request a review of the case by the Administrator. Executive must request a review of the claim in writing within sixty (60) days after the Administrator notifies Executive of its decision. Executive's request must state why Executive disagrees with the decision, and Executive must include any information, questions or comments to support his appeal. Executive or his legal representative may review any documents related to the claim. The Administrator will review the appeal and notify Executive of its decision within five (5) days after receipt of the appeal.

9.     Additional Information Regarding this Severance Agreement.

(a) This Severance Agreement shall not be amended except by a written agreement executed by Executive and by an authorized officer of the Company (other than Executive).

(b) The Employment Agreement and this Severance Agreement provides the sole and exclusive agreement concerning severance benefits for Executive in the event of a termination and replaces any and all prior plans, policies and practices relating to severance pay that may exist now or may have existed in the past.

(c) To the extent not preempted by ERISA, the Employment Agreement and this Severance Agreement shall be governed by and construed according to the laws of the state of Texas.

(d) If a provision of this Severance Agreement shall be held illegal or invalid, the legality or invalidity shall not affect the remaining provisions of this Severance Agreement, and this Severance Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(e) Executive acknowledges that no representation, promise or inducement has been made other than as set forth in the Employment Agreement and this Severance Agreement, and that he does not enter into this Employment Agreement and Severance Agreement in reliance upon any representation, promise or inducement not set forth herein and the Employment Agreement. The Employment Agreement and this Severance Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of the agreement between Executive and the Company with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

10.     Executive's Rights Under ERISA. As a participant under this Severance Agreement, Executive is entitled to certain rights and protections under ERISA. Executive may examine all documents relating to the Severance Agreement without charge. These may include annual financial reports, plan descriptions and all other official documents filed with the United States Department of Labor (if any). Executive may obtain copies of documents relating to this Severance Agreement and certain other information by writing to the Administrator. In addition to creating rights for the Executive as a participant under this Severance Agreement, ERISA imposes certain duties on the people who are responsible for operating this Severance Agreement. These people are called "fiduciaries." The fiduciaries have a duty to operate the Severance Agreement prudently and in the interest of the Executive. The Company may not terminate Executive's employment or otherwise discriminate against Executive in any way to prevent him from obtaining a severance benefit or exercising rights under ERISA. Under ERISA, Executive may take the following steps to enforce his rights: (a) if Executive requests certain materials from the administrator regarding this Severance Agreement and does not receive them within 10 days, Executive may file suit in a federal court; in such a case, the court may require the Administrator to provide the materials and pay Executive up to $500 a day until Executive receives the materials, unless the materials were not sent due to reasons beyond the control of the Administrator; (b) if Executive's claim for benefits is denied or ignored in whole or in part, Executive may file suit in federal court; (c) if Executive is discriminated against for pursuing a benefit or exercising ERISA rights, Executive may seek help from the United States Department of Labor or file suit in a federal court. If Executive files a suit, the court will decide who should pay court costs and legal fees. If Executive has any questions about this statement or about ERISA rights, Executive should contact the Administrator. Executive may also contact the nearest area office of the Pension and Welfare Benefit Administration, United States Department of Labor.

Agent For Service of Legal Process: HYPERDYNAMICS CORPORATION

Attention: Secretary

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement under seal as of the date first set forth above (the individual party adopting the word "SEAL" as his seal).

COMPANY:

HYPERDYNAMICS CORPORATION

By:
Harry J. Briers
Executive Vice President

EXECUTIVE:

Kent P. Watts

Address:
3803 Pine Branch Drive
Pearland, Texas 77581